As filed with the Securities and Exchange Commission on January 4, 2022

Registration No. 333-30060

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-30060

under

the Securities Act of 1933

DOVER MOTORSPORTS, LLC

(Exact name of registrant as specified in its charter)

Delaware	51-0357525
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1131 N. DuPont Highway, Dover, DE 19901

(Address of principal executive offices, including zip code)

J. Cary Tharrington IV

Executive Vice President, Chief Legal Officer, General Counsel and Secretary

Dover Motorsports, LLC

1131 N. DuPont Highway

Dover, DE 19901

(Name and address of agent for service)

(302) 883-6500

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Dover Motorsports, Inc., a Delaware corporation (“Dover”), with the Securities and Exchange Commission (the “Commission”):

•

Registration No. 333-30060, filed with the Commission on February 10, 2000, and amended on February 16, 2000 and March 3, 2000, registering (i) shares of common stock of Dover, $0.10 par value per share (“Common Stock”) and (ii) shares of class A common stock of Dover, $0.10 par value per share (“Class A Common Stock”).

On December 22, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of November 8, 2021, by and among Dover, Speedway Motorsports, LLC, a Delaware limited liability company (“Speedway”), and Speedco II, Inc., a Delaware corporation and wholly owned subsidiary of Speedway (“Purchaser”), Purchaser merged with and into Dover (the “Merger”), with Dover surviving the Merger as a wholly owned subsidiary of Speedway.

As a result of the Merger, Dover has terminated any and all offerings of Dover’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by Dover in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or not yet issued at the termination of the offering, Dover hereby removes from registration all such securities of Dover registered pursuant to the Registration Statements that remain unsold or not yet issued as of the date hereof. The Registration Statement is hereby amended to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dover, State of Delaware, on January 4, 2022.

Dover Motorsports, LLC

By:	/s/ J. Cary Tharrington IV
J. Cary Tharrington IV
Executive Vice President, Chief Legal Officer,
General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.